Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699

NEWS RELEASE

CORPORATE CONTACTS:	INVESTOR INQUIRIES:
Kim Hunter, Investor Relations	Chris Hodges or Sam Gibbons
(419)-325-2612	Alpha IR Group
khunte@libbey.com	(312) 445-2870
LBY@alpha-ir.com
Lisa Fell, Media
(419)-325-2001
lfell@libbey.com

FOR IMMEDIATE RELEASE
THURSDAY, AUGUST 4, 2016

LIBBEY INC. ANNOUNCES SECOND QUARTER 2016 FINANCIAL RESULTS

•	Net sales decrease of 2.9 percent, or a 0.7 percent decline in constant currency

•	Continued foodservice net sales growth of 1.9 percent, or 2.9 percent in constant currency

•	Second quarter net income of $8.7 million, down $5.7 million, compared to the prior-year quarter; includes a $6.8 million pre-tax charge related to product portfolio optimization

•	Second quarter Adjusted EBITDA of $39.8 million, up $5.3 million over the prior year

TOLEDO, OHIO, AUGUST 4, 2016--Libbey Inc. (NYSE MKT: LBY), one of the largest glass tableware manufacturers in the world, today reported results for the second quarter ended June 30, 2016.

Second Quarter Financial Highlights

•	Net sales for second quarter 2016 were $207.9 million, compared to $214.1 million in second quarter 2015, a decrease of 2.9 percent (or a decrease of 0.7 percent in constant currency).

•
Net income for second quarter 2016 was $8.7 million, compared to net income of $14.4 million in the prior-year second quarter. A $6.8 million pre-tax charge related to product portfolio optimization is included in net income for second quarter 2016.

•	Adjusted EBITDA (see Table 1) for second quarter 2016 was $39.8 million, compared to $34.5 million in the prior-year second quarter.

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Libbey Inc.

“Our global foodservice business continued to demonstrate strength with our 13th consecutive quarter of volume growth during the second quarter,” said William A. Foley, chairman and chief executive officer of Libbey Inc. “Sales were down in our retail and business-to-business channels, consistent with trends we’ve been witnessing in recent quarters. We believe the strategies we are implementing will drive performance improvements in both of these channels. Additionally, we are taking decisive actions to accelerate business improvements including the portfolio optimization project we executed in the quarter which will reduce the complexity in our product offering.”

Foley continued, “In the near-term, we remain focused on our goals of strengthening relationships with customers, improving capabilities in product innovation and simplifying our business to operate more efficiently. Strong performance in these areas is critical to the long-term success of our Company, and we expect to be able to provide more specific details surrounding our progress on these important initiatives as the year continues. We reconfirm our expected Adjusted EBITDA margin of approximately 14 percent on lower expected net sales. Due to the challenging competitive and macroeconomic environment, we now expect net sales to be down 1 to 2 percent year over year on a reported basis.” (See Table 6)

Second Quarter Segment Sales and Operational Review

•
Net sales in the U.S. and Canada segment were $126.2 million, compared to $127.4 million in second quarter 2015, a decrease of 1.0 percent. Foodservice sales remained strong during the quarter, growing 3.9 percent versus last year, but were offset by a reduction in net sales in the retail channel. Business-to-business sales were up slightly, compared to the prior-year quarter.

•
Net sales in the Latin America segment were $40.6 million, compared to $44.6 million in second quarter 2015, a decrease of 9.0 percent (or an increase of 1.4 percent excluding currency impact). Continued net sales growth in the retail channel at 3.6 percent, or 16.9 percent when adjusted for currency, was primarily offset by weakness in business-to-business net sales.

•
Net sales in the EMEA segment were $31.3 million, compared to $32.1 million in second quarter 2015, a decrease of 2.7 percent (or a decrease of 4.4 percent excluding currency impact), primarily due to softness in the foodservice and business-to-business channels.

•
Net sales in Other were $9.8 million in second quarter 2016, compared to $9.9 million in the comparable prior-year quarter, reflecting a decrease of 0.3 percent (or an increase of 5.7 percent excluding currency impact).

•
The Company's effective tax rate was 43.5 percent for the quarter ended June 30, 2016, compared to 14.4 percent for the quarter ended June 30, 2015. The change in the effective tax rate was primarily driven by a smaller proportion of pre-tax income in lower tax rate jurisdictions for 2016, a valuation allowance in the United States in 2015, which resulted in pre-tax income that generated very little tax expense, and an unbenefited 2016 pre-tax loss in the Netherlands due to a valuation allowance.

Six-Month Financial Highlights

•
Net sales for the first six months of 2016 were $390.7 million, compared to $401.4 million for the first half of 2015, a decrease of 2.7 percent (or a decrease of 0.1 percent when adjusted for currency).

•	Net income for the first six months of 2016 was $9.4 million, compared to $17.5 million during the first half of 2015.

•	Adjusted EBITDA (see Table 1) was $62.3 million for the first six months of 2016, compared to $54.2 million for the first half of 2015.

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Libbey Inc.

Six-Month Segment Sales and Operational Review

•
Net sales in the U.S. and Canada segment were $239.3 million for the first six months of 2016, compared to $237.4 million in the first six months of 2015, an increase of 0.8 percent. Foodservice sales remained strong during the period, growing 6.1 percent versus last year, partially offset by a reduction in net sales in the retail and business-to-business channels.

•
Net sales in the Latin America segment were $74.8 million, compared to $84.5 million in the first half of 2015, a decrease of 11.4 percent (or a decrease of 0.6 percent in constant currency), due to weakness in the foodservice and business-to-business channels. Retail sales in the first six months of 2016 decreased 3.9 percent versus the prior-year period (or increased 9.4 percent when adjusted for currency).

•
Net sales in the EMEA segment decreased 4.5 percent (or decreased 4.6 percent excluding currency impact) to $57.9 million, compared to $60.6 million in the first half of 2015. The decrease was primarily the result of weakness in the business-to-business channel.

•
Net sales in Other were $18.7 million in the first half of 2016, compared to $19.0 million in the comparable prior-year period, reflecting a decrease of 1.3 percent (or an increase of 4.6 percent in constant currency).

•
Our effective tax rate was 41.0 percent for the six months ended June 30, 2016, compared to 17.5 percent for the six months ended June 30, 2015. The change in the effective tax rate was primarily driven by a smaller proportion of pre-tax income in lower tax rate jurisdictions for 2016, a valuation allowance in the United States in 2015, which resulted in pre-tax income that generated very little tax expense, and an unbenefited 2016 pre-tax loss in the Netherlands due to a valuation allowance.

Balance Sheet and Liquidity

•	The Company had available capacity of $92.6 million under its ABL credit facility at June 30, 2016, with no loans outstanding. The Company also had cash on hand of $46.4 million at June 30, 2016.

•
At June 30, 2016, Trade Working Capital, defined as inventories and accounts receivable less accounts payable, was $219.4 million, a decrease of $2.2 million, compared to $221.6 million at June 30, 2015 (see Table 3). The decrease was a result of lower inventories and accounts receivable, partially offset by lower accounts payable.

Sherry Buck, chief financial officer, commented: “While our portfolio optimization initiative led to a non-cash net income reduction of $6.8 million pre-tax for the second quarter, we’re pleased to have delivered a 15.4 percent year-over-year increase in Adjusted EBITDA, driven by higher gross profit margins excluding the product portfolio optimization charge and lower SG&A.”

Buck concluded, “We continue to take a balanced approach to capital allocation and remain committed to our plan to return fifty percent of free cash flow to shareholders during the period 2015 to 2017. While we were active in the market repurchasing shares during the second quarter, we chose to prioritize debt reduction during the period in support of our target leverage ratio of 2.5x to 3.0x Debt Net of Cash to Adjusted EBITDA (See Table 5). As a result, we made an optional, early repayment on our term loan of $5 million during the quarter.”

Webcast Information

Libbey will hold a conference call for investors on Thursday, August 4, 2016, at 11 a.m. Eastern Daylight Time. The conference call will be webcast live on the Internet and is accessible from the Investor Relations section of www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 7 days after the conclusion of the call.

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Libbey Inc.

About Libbey Inc.

Based in Toledo, Ohio, Libbey Inc. is one of the largest glass tableware manufacturers in the world. Libbey Inc. operates manufacturing plants in the U.S., Mexico, China, Portugal and the Netherlands. In existence since 1818, the Company supplies tabletop products to retail, foodservice and business-to-business customers in over 100 countries. Libbey's global brand portfolio, in addition to its namesake brand, includes Crisa®, Royal Leerdam®, World® Tableware, Syracuse® China, and Crisal Glass®. In 2015, Libbey Inc.'s net sales totaled $822.3 million. Additional information is available at www.libbey.com.

Use of Non-GAAP Financial Measures

To supplement the condensed financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (“ U.S. GAAP”), we use non-GAAP measures of certain components of financial performance. These non-GAAP measures include EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Trade Working Capital and our Debt Net of Cash to Adjusted EBITDA Ratio. Reconciliations to the nearest U.S. GAAP measures of all non-GAAP measures included in this press release can be found in the tables below.

Our non-GAAP measures, as defined below, are used by analysts, investors and other interested parties to compare our performance with the performance of other companies that report similar non-GAAP measures. Libbey believes these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of core business operating results. We believe the non-GAAP measures, when viewed in conjunction with U.S. GAAP results and the accompanying reconciliations, enhance the comparability of results against prior periods and allow for greater transparency of financial results and business outlook. In addition, we use non-GAAP data internally to assess performance and facilitate management's internal comparison of our financial performance to that of prior periods, as well as trend analysis for budgeting and planning purposes. The presentation of our non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. Furthermore, our non-GAAP measures may not be comparable to similarly titled measures reported by other companies and may have limitations as an analytical tool. We define our non-GAAP measures as follows:

•	We define EBITDA as U.S. GAAP net income plus interest expense, provision for income taxes, and depreciation and amortization.

•
We define Adjusted EBITDA and Adjusted EBITDA Margin as U.S. GAAP net income plus interest expense, provision for income taxes, depreciation and amortization, and special items that Libbey believes are not reflective of our core operating performance.

•	We define Free Cash Flow as net cash provided by (used in) operating activities less capital expenditures plus proceeds from asset sales and other.

•	We define Trade Working Capital as net accounts receivable plus net inventories less accounts payable.

•	We define our Debt Net of Cash to Adjusted EBITDA Ratio as gross debt before unamortized discount and finance fees, less cash and cash equivalents, divided by Adjusted EBITDA (defined above).

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Libbey Inc.

Constant Currency

We translate revenue and expense accounts in our non-U.S. operations at current average exchange rates during the year. References to "constant currency," "excluding currency impact" and "adjusted for currency" are considered non-GAAP measures. Constant currency references regarding net sales reflect a simple mathematical translation of local currency results using the comparable prior period’s currency conversion rate. Constant currency references regarding EBIT, EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin comprise a simple mathematical translation of local currency results using the comparable prior period's currency conversion rate plus the transactional impact of changes in exchange rates from revenues, expenses and assets and liabilities that are denominated in a currency other than the functional currency. We believe this non-GAAP constant currency information provides valuable supplemental information regarding our core operating results, better identifies operating trends that may otherwise by masked or distorted by exchange rate changes and provides a higher degree of transparency of information used by management in its evaluation of our ongoing operations. These non-GAAP measures should be viewed in addition to, and not as an alternative to, the reported results prepared in accordance with GAAP. Our currency market risks include currency fluctuations relative to the U.S. dollar, Canadian dollar, Mexican peso, Euro and RMB.

Caution on Forward-Looking Statements

This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements. Investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on February 29, 2016. Important factors potentially affecting performance include but are not limited to risks related to our ability to borrow under our ABL credit agreement; increased competition from foreign suppliers endeavoring to sell glass tableware, ceramic dinnerware and metalware in the United States and Mexico; the impact of lower duties for imported products; global economic conditions and the related impact on consumer spending levels; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; high levels of indebtedness; high interest rates that increase the Company's borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Libbey Mexico, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release

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Libbey Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per-share amounts)
(unaudited)

	Three months ended June 30,
	2016	2015

Net sales	$207,902	$214,051
Freight billed to customers	662	735
Total revenues	208,564	214,786
Cost of sales	158,153	157,896
Gross profit	50,411	56,890
Selling, general and administrative expenses	30,673	36,390
Income from operations	19,738	20,500
Other income	802	846
Earnings before interest and income taxes	20,540	21,346
Interest expense	5,154	4,538
Income before income taxes	15,386	16,808
Provision for income taxes	6,691	2,414
Net income	$8,695	$14,394

Net income per share:
Basic	$0.40	$0.66
Diluted	$0.40	$0.65
Dividends declared per share	$0.115	$0.110

Weighted average shares:
Basic	21,865	21,775
Diluted	22,003	22,234

Libbey Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per-share amounts)
(unaudited)

	Six months ended June 30,
	2016	2015

Net sales	$390,709	$401,416
Freight billed to customers	1,280	1,341
Total revenues	391,989	402,757
Cost of sales	301,604	303,372
Gross profit	90,385	99,385
Selling, general and administrative expenses	64,808	70,789
Income from operations	25,577	28,596
Other income	787	1,673
Earnings before interest and income taxes	26,364	30,269
Interest expense	10,398	9,061
Income before income taxes	15,966	21,208
Provision for income taxes	6,553	3,702
Net income	$9,413	$17,506

Net income per share:
Basic	$0.43	$0.80
Diluted	$0.43	$0.78
Dividends declared per share	$0.23	$0.22

Weighted average shares:
Basic	21,858	21,827
Diluted	22,002	22,305

Libbey Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)

	June 30, 2016	December 31, 2015
	(unaudited)
ASSETS:
Cash and cash equivalents	$46,446	$49,044
Accounts receivable — net	93,287	94,379
Inventories — net	189,567	178,027
Other current assets	14,279	19,326
Total current assets	343,579	340,776
Pension asset	977	977
Purchased intangibles — net	15,901	16,364
Goodwill	164,112	164,112
Deferred income taxes	40,050	48,662
Other assets	8,820	9,019
Total other assets	229,860	239,134
Property, plant and equipment — net	261,036	272,534
Total assets	$834,475	$852,444

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$63,459	$71,560
Salaries and wages	25,218	27,266
Accrued liabilities	52,503	45,179
Accrued income taxes	295	4,009
Pension liability (current portion)	1,960	2,297
Non-pension postretirement benefits (current portion)	4,903	4,903
Derivative liability	2,529	4,265
Long-term debt due within one year	4,577	4,747
Total current liabilities	155,444	164,226
Long-term debt	414,643	426,272
Pension liability	36,511	44,274
Non-pension postretirement benefits	55,304	55,282
Deferred income taxes	2,558	2,822
Other long-term liabilities	14,490	11,186
Total liabilities	678,950	704,062

Common stock and capital in excess of par value	328,718	330,974
Treasury stock	(367)	(4,448)
Retained deficit	(55,246)	(57,912)
Accumulated other comprehensive loss	(117,580)	(120,232)
Total shareholders’ equity	155,525	148,382
Total liabilities and shareholders’ equity	$834,475	$852,444

Libbey Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three months ended June 30,
	2016	2015
Operating activities:
Net income	$8,695	$14,394
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,354	10,469
Loss on asset sales and disposals	58	92
Change in accounts receivable	(5,828)	(1,802)
Change in inventories	1,164	(9,699)
Change in accounts payable	(1,099)	(5,002)
Accrued interest and amortization of discounts and finance fees	330	390
Pension & non-pension postretirement benefits, net	(1,665)	895
Accrued liabilities & prepaid expenses	16,303	14,978
Income taxes	4,380	422
Share-based compensation expense	1,507	2,515
Excess tax benefit from share-based compensation arrangements	(257)	—
Other operating activities	(634)	90
Net cash provided by operating activities	36,308	27,742

Investing activities:
Additions to property, plant and equipment	(5,656)	(16,577)
Proceeds from asset sales and other	—	2
Net cash used in investing activities	(5,656)	(16,575)

Financing activities:
Borrowings on ABL credit facility	—	30,400
Repayments on ABL credit facility	—	(20,500)
Other repayments	(179)	(12)
Repayments on Term Loan B	(6,100)	(1,100)
Stock options exercised	21	1,141
Excess tax benefit from share-based compensation arrangements	257	—
Dividends	(2,517)	(2,398)
Treasury shares purchased	(803)	(6,131)
Net cash provided by (used in) financing activities	(9,321)	1,400

Effect of exchange rate fluctuations on cash	(455)	169
Increase in cash	20,876	12,736

Cash & cash equivalents at beginning of period	25,570	18,616
Cash & cash equivalents at end of period	$46,446	$31,352

Libbey Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Six months ended June 30,
	2016	2015
Operating activities:
Net income	$9,413	$17,506
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,435	20,653
Loss on asset sales and disposals	119	303
Change in accounts receivable	1,389	(7,449)
Change in inventories	(11,303)	(26,419)
Change in accounts payable	(6,688)	(7,341)
Accrued interest and amortization of discounts and finance fees	(1,890)	602
Pension & non-pension postretirement benefits, net	(1,766)	1,898
Accrued liabilities & prepaid expenses	14,687	12,102
Income taxes	1,415	(938)
Share-based compensation expense	3,323	4,644
Excess tax benefit from share-based compensation arrangements	(257)	—
Other operating activities	(2,543)	(1,055)
Net cash provided by operating activities	31,334	14,506

Investing activities:
Additions to property, plant and equipment	(15,511)	(33,236)
Proceeds from asset sales and other	—	2
Net cash used in investing activities	(15,511)	(33,234)

Financing activities:
Borrowings on ABL credit facility	6,000	44,500
Repayments on ABL credit facility	(6,000)	(30,500)
Other repayments	(350)	(3,267)
Repayments on Term Loan B	(12,200)	(2,200)
Stock options exercised	1,050	2,989
Excess tax benefit from share-based compensation arrangements	257	—
Dividends	(5,032)	(4,800)
Treasury shares purchased	(2,000)	(15,275)
Net cash used in financing activities	(18,275)	(8,553)

Effect of exchange rate fluctuations on cash	(146)	(1,411)
Decrease in cash	(2,598)	(28,692)

Cash & cash equivalents at beginning of period	49,044	60,044
Cash & cash equivalents at end of period	$46,446	$31,352

In accordance with the SEC’s Regulation G, the following tables provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related U.S. Generally Accepted Accounting Principle (U.S. GAAP) measure. See the above text for additional information on our non-GAAP measures. Although Libbey believes that the non-GAAP financial measures presented enhance investors' understanding of Libbey's business and performance, these non-GAAP measures should not be considered an alternative to GAAP.

Table 1
Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA
(dollars in thousands)
(unaudited)
	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Reported net income (U.S. GAAP)	$8,695	$14,394	$9,413	$17,506
Add:
Interest expense	5,154	4,538	10,398	9,061
Provision for income taxes	6,691	2,414	6,553	3,702
Depreciation and amortization	13,354	10,469	25,435	20,653
EBITDA (non-GAAP)	33,894	31,815	51,799	50,922
Add special items before interest and taxes:
Pension settlement	212	—	212	—
Environmental obligation (1)	—	223	—	223
Reorganization charges (2)	—	3,015	—	3,015
Derivatives (3)	(769)	(566)	(1,139)	(167)
Executive terminations	(328)	—	4,619	235
Product portfolio optimization (4)	6,784	—	6,784	—
Adjusted EBITDA (non-GAAP)	$39,793	$34,487	$62,275	$54,228

Net sales	$207,902	$214,051	$390,709	$401,416
Adjusted EBITDA margin (non-GAAP)	19.1%	16.1%	15.9%	13.5%

(1) Environmental obligation relates to our assessment of Syracuse China Company as a potentially responsible party with respect to the Lower Ley Creek sub-site of the Onondaga Lake Superfund site.
(2) Management reorganization to support our growth strategy.
(3) Derivatives relate to hedge ineffectiveness on our natural gas contracts as well as mark-to-market adjustments on our natural gas contracts that have been de-designated and those for which we did not elect hedge accounting.
(4) Product portfolio optimization relates to inventory reductions to simplify and improve our operations.

Table 2
Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow
(dollars in thousands)
(unaudited)
	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Net cash provided by operating activities (U.S. GAAP)	$36,308	$27,742	$31,334	$14,506
Capital expenditures	(5,656)	(16,577)	(15,511)	(33,236)
Proceeds from asset sales and other	—	2	—	2
Free Cash Flow (non-GAAP)	$30,652	$11,167	$15,823	$(18,728)

Table 3
Reconciliation to Trade Working Capital
(dollars in thousands)
(unaudited)
	June 30, 2016	December 31, 2015	June 30, 2015
Add:
Accounts receivable	$93,287	94,379	$96,694
Inventories	189,567	178,027	193,728
Less: Accounts payable	63,459	71,560	68,865
Trade Working Capital (non-GAAP)	$219,395	$200,846	$221,557

Table 4
Summary Business Segment Information
(dollars in thousands) (unaudited)	Three months ended June 30,		Six months ended June 30,
Net Sales:	2016	2015	2016	2015

U.S. & Canada (1)	$126,167	$127,435	$239,268	$237,354
Latin America (2)	40,619	44,614	74,839	84,466
EMEA (3)	31,268	32,126	57,896	60,635
Other (4)	9,848	9,876	18,706	18,961
Consolidated	$207,902	$214,051	$390,709	$401,416

Segment Earnings Before Interest & Taxes (Segment EBIT) (5) :
U.S. & Canada (1)	$24,927	$25,315	$38,239	$36,175
Latin America (2)	7,800	5,003	12,140	12,091
EMEA (3)	(97)	1,786	(1,042)	1,020
Other (4)	859	1,076	1,277	2,946
Segment EBIT	$33,489	$33,180	$50,614	$52,232

Reconciliation of Segment EBIT to Net Income:
Segment EBIT	$33,489	$33,180	$50,614	$52,232
Retained corporate costs (6)	(7,050)	(9,162)	(13,774)	(18,657)
Pension settlement	(212)	—	(212)	—
Environmental obligation	—	(223)	—	(223)
Reorganization charges	—	(3,015)	—	(3,015)
Derivatives	769	566	1,139	167
Executive terminations	328	—	(4,619)	(235)
Portfolio optimization	(6,784)	—	(6,784)	—
Interest expense	(5,154)	(4,538)	(10,398)	(9,061)
Income taxes	(6,691)	(2,414)	(6,553)	(3,702)
Net income	$8,695	$14,394	$9,413	$17,506

Depreciation & Amortization:
U.S. & Canada (1)	$3,379	$2,987	$6,835	$5,779
Latin America (2)	4,516	3,430	9,058	6,715
EMEA (3)	3,617	2,137	5,775	4,314
Other (4)	1,409	1,481	2,837	2,972
Corporate	433	434	930	873
Consolidated	$13,354	$10,469	$25,435	$20,653
(1) U.S. & Canada—includes sales of manufactured and sourced tableware having an end market destination in the U.S and Canada excluding glass products for Original Equipment Manufacturers (OEM), which remain in the Latin America segment.
(2) Latin America—includes primarily sales of manufactured and sourced glass tableware having an end market destination in Latin America including glass products for OEMs that have an end market destination outside of Latin America.
(3) EMEA—includes primarily sales of manufactured and sourced glass tableware having an end market destination in Europe, the Middle East and Africa.
(4) Other—includes primarily sales of manufactured and sourced glass tableware having an end market destination in Asia Pacific.
(5) Segment EBIT represents earnings before interest and taxes and excludes amounts related to certain items we consider not representative of ongoing operations as well as certain retained corporate costs and other allocations that are not considered by management when evaluating performance.
(6) Retained corporate costs include certain headquarter, administrative and facility costs, and other costs that are not allocable to the reporting segments.

Table 5
Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA and Debt Net of Cash to Adjusted EBITDA Ratio
(dollars in thousands)
(unaudited)
	Last twelve months ended June 30, 2016	Year Ended
		December 31, 2015
Reported net income (U.S. GAAP)	$58,240	$66,333
Add:
Interest expense	19,821	18,484
Provision for income taxes	(35,365)	(38,216)
Depreciation and amortization	47,494	42,712
EBITDA (non-GAAP)	90,190	89,313
Add: Special items before interest and taxes	33,988	26,818
Adjusted EBITDA (non-GAAP)	$124,178	$116,131

Reported debt on balance sheet (U.S. GAAP)	$419,220	$431,019
Plus: Unamortized discount and finance fees	5,141	5,832
Gross debt	424,361	436,851
Less: Cash and cash equivalents	46,446	49,044
Debt net of cash	$377,915	$387,807

Debt Net of Cash to Adjusted EBITDA Ratio (non-GAAP)	3.0 x	3.3 x

Table 6
Full year Outlook
Reconciliation of Net Income margin to Adjusted EBITDA Margin
(percent of estimated 2016 net sales)
(unaudited)
Outlook of Twelve months ending December 31, 2016

Net income margin (U.S. GAAP)	3%
Add:
Interest expense	2%
Provision for income taxes	2%
Depreciation and amortization	6%
EBITDA margin	13%
Add: Special items before interest and taxes (1)	1%
Adjusted EBITDA Margin (non-GAAP)	14%

(1) See Table 1 for the special items through the six months ended June 30, 2016. We have not estimated any impact for derivatives in the second half of 2016 as we are unable to predict the mark-to-market adjustments on our natural gas contracts where we did not elect hedge accounting.